UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2016

PACIRA PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35060	51-0619477
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5 Sylvan Way, Suite 300, Parsippany, New Jersey 07054

(Address of principal executive offices) (Zip Code)

(973) 254-3560

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                            Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 15, 2016, the Board of Directors of Pacira Pharmaceuticals, Inc. (the “Company”) appointed Charles A. Reinhart, III to serve as Chief Financial Officer of the Company.  Mr. Reinhart succeeds our former Chief Financial Officer, Jim Scibetta, who will continue to serve as President of the Company.  Mr. Reinhart will start in this new role effective May 3, 2016.

Mr. Reinhart, age 55, was mostly recently at Covis Pharmaceuticals, Inc., a specialty pharmaceutical company, where he served as Chief Financial Officer from September 2014 to October 2015.  From September 2011 to September 2014, he served as Executive Vice President and Chief Financial Officer of Archimedes Pharma Ltd., a specialty pharmaceutical company.  Mr. Reinhart also served as Senior Vice President and Chief Financial Officer of PharmAthene, Inc., a biodefense company engaged in the development of next generation medical countermeasures against biological and chemical threats, from 2009 to 2011.  In addition, Mr. Reinhart has previously held senior financial roles at Millennium Pharmaceuticals, Inc., Cephalon, Inc. and several early-stage life sciences companies.

In connection with his appointment as Chief Financial Officer, the Company intends to enter into an executive employment agreement with Mr. Reinhart (the “Employment Agreement”).  Pursuant to the Employment Agreement, Mr. Reinhart’s annual base salary will be $400,000 per year, subject to annual increase by the Company’s Board of Directors.  Mr. Reinhart will also be entitled to participate in the Company’s annual cash incentive bonus program for executive officers, with his initial annual incentive target set at 40% of his annual base salary.  Mr. Reinhart will also receive an initial grant of 70,000 stock options vesting over a four year period, with the exercise price set as of the closing price of the Company’s common stock on May 3, 2016 (the effective date of his appointment as Chief Financial Officer), and a term of 10 years.  He is entitled to participate in the Company’s other benefit programs generally available to employees of the Company.

If Mr. Reinhart is terminated for any reason other than for “cause” (as defined in the Employment Agreement) or terminates his employment for “good reason” (as defined in the Employment Agreement), he will be entitled to (i) earned and accrued base salary, bonus, vacation time and other benefits, (ii) monthly salary continuation payments for a period of nine months from the effective date of the release required to be provided as a condition to receiving these payments, (iii) health insurance coverage, subject to cost sharing, for 12 months following the effective date of the release required to be provided as a condition to receiving this coverage and (iv) immediate vesting of the portion of Mr. Reinhart’s outstanding unvested options that would have become vested during the nine-month period following the date of termination.

If, within 30 days prior to, or 12 months following, a “change of control” (as defined in the Employment Agreement), Mr. Reinhart is terminated for any reason other than for cause, or terminates his employment during the agreement term for “good reason” (as defined in the Employment Agreement), Mr. Reinhart will be entitled to (i) earned and accrued base salary, bonus, vacation time and other benefits, (ii) monthly salary continuation payments for a period of 12 months from the effective date of the release required to be provided as a condition to receiving these payments, (iii) a bonus payment in the amount of 40% of Mr. Reinhart’s then-current base salary, (iv) health insurance coverage, subject to cost sharing, for 12 months following the effective date of the release required to be provided as a condition to receiving this coverage and (v) immediate vesting of all outstanding unvested options previously granted to Mr. Reinhart as of the date of termination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pacira Pharmaceuticals, Inc.

Date: April 19, 2016	By:	/s/ Kristen Williams
Kristen Williams
Chief Administrative Officer, General Counsel
and Secretary